Exhibit 99.1

Professional Diversity Network, Inc. Announces Financial Results for the Quarter Ended September 30, 2024

Chicago, IL, November 14, 2024 (GLOBE NEWSWIRE) — Professional Diversity Network, Inc. (NASDAQ:IPDN), (“IPDN” or the “Company”), a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse individuals, today announced its financial results for the quarter ended September 30, 2024.

While the recruiting market remains challenging, our recruitment services revenue has demonstrated stability, with only a 0.8% decline for the nine months ended September 30, 2024, compared to the prior year. During this period, we successfully reduced expenses by 24%, reflecting the positive impact of our operational restructuring efforts. We continue to focus on strategically targeting key industries to strengthen our position as a leader in diversity recruitment.

In the IT outsourcing segment, RemoteMore has experienced a decline in demand, resulting in a 31.6% decrease in revenue over same period in the prior year. We limited the net loss from continuing operations through effective cost management to a modest 5.1% increase compared to the same period of the prior year. We are in active discussions with several potential clients and remain cautiously optimistic about converting these opportunities into measurable outcomes.

The NAPW Network reported a 15.7% decrease in revenue for the nine months ended September 30, 2024, compared to the prior year. In response, we are exploring alternative revenue streams to ensure the ongoing sustainability of the network.

Despite experiencing revenue declines, our overall financial performance has significantly improved. For the three months ended September 30, 2024, we reduced our consolidated net loss by approximately 68% or $898,000 compared to Q3 2023. And for the nine months ended September 30, 2024, we reduced our net loss by 53%, or $2 million, compared to the prior year.

“These results reflect the effectiveness of our cost-control measures and operational efficiencies." stated Adam He, CEO of Professional Diversity Network, Inc., "Despite ongoing challenges, our strategic initiatives are yielding positive results. Improved operational efficiency and stronger cost control measures have attracted increased investor interest. We remain focused on further optimizing our operations and exploring new revenue opportunities to drive sustainable growth."

Third Quarter Financial Highlights:

●	The consolidated net loss from continuing operations for the three months ended September 30, 2024 decreased $898,000 or 68%, as compared to the same period in the prior year.

●

Net cash used in operating activities from continuing operations for the nine months ended September 30, 2024, was approximately $1.32 million, a reduction of approximately $1.09 million compared to the same period in the prior year.

Financial Results for the Three Months Ended September 30, 2024

Revenues

Total revenues for the three months ended September 30, 2024 decreased approximately $314,000, or 15.6%, to approximately $1,694,000 from approximately $2,008,000 during the same period in the prior year. The decrease was predominantly attributable to a reduction in demand for contracted software development as compared to the same period in the prior year.

During the three months ended September 30, 2024, our PDN Network generated approximately $1,202,000 in comparable revenues compared to approximately $1,267,000 in revenues during the three months ended September 30, 2023, a decrease of approximately $65,000 or 5.1%.

During the three months ended September 30, 2024, NAPW Network revenues were approximately $101,000, compared to revenues of approximately $135,000 during the same period in the prior year, a decrease of approximately $34,000 or 25.2%.

During the three months ended September 30, 2024, RemoteMore revenue was approximately $390,000, compared to revenues of approximately $605,000 during the same period in the prior year, a decrease of approximately $215,000, or 35.5%.

Costs and Expenses

Cost of revenues during the three months ended September 30, 2024 was approximately $697,000, a decrease of approximately $226,000, or 24.5%, from approximately $923,000 during the same period of the prior year. The decrease was predominantly due to the aforementioned reduction in demand of contracted software development costs related to RemoteMore and reduced expenditures related to third-party services.

Sales and marketing expense during the three months ended September 30, 2024 was approximately $634,000, a decrease of approximately $278,000, or 30.5%, from $912,000 during the same period in the prior year.

General and administrative expenses during the three months ended September 30, 2024 decreased by approximately $622,000, or 46.0%, to approximately $731,000, as compared to approximately $1,353,000 the same period in the prior year.

Net Loss from Continuing Operations, Net of Tax

As a result of the factors discussed above, during the three months ended September 30, 2024, we incurred a net loss from continuing operations of approximately $422,000, a decrease in the net loss of approximately $898,000, compared to a net loss of approximately $1,320,000 during the three months ended September 30, 2023.

Summary of the Quarter’s Financial Information

Amounts in following tables are in thousands except for per share amounts and outstanding shares.

Summary of Financial Position

	September 30,	December 31,
	2024	2023
	(in thousands)
Current Assets:
Cash and cash equivalents	$133	$628
Other current assets	1,431	1,740
Total current assets	$1,564	$2,368
Long-term assets	3,738	3,959
Total Assets	$5,302	$6,327

Total current liabilities	$3,443	$3,475
Total long-term liabilities	217	283
Total liabilities	$3,660	$3,758

Total stockholders’ equity	2,105	3,048
Total stockholders’ equity – noncontrolling interests	(463)	(479)
Total liabilities and stockholders’ equity	$5,302	$6,327

Summary of Financial Operations

	Nine Months Ended
	September 30,		Change	Change
	2024	2023	(Dollars)	(Percent)
	(in thousands)
Revenues:
Membership fees and related services	$337	$400	$(63)	(15.7)%
Recruitment services	3,440	3,422	18	0.5%
Contracted software development	1,304	1,907	(603)	(31.6)%
Consumer advertising and marketing solutions	30	76	(46)	(60.5)%
Total revenues	$5,111	$5,805	$(694)	(12.0)%

Cost and expenses:
Cost of revenues	$1,976	$2,763	$(787)	(28.5)%
Sales and marketing	2,236	2,850	(614)	(21.5)%
General and administrative	2,545	3,650	(1,105)	(30.3)%
Depreciation and amortization	163	429	(266)	(62.2)%
Total pre-tax cost and expenses:	$6,920	$9,692	$(2,772)	(28.6)%

Consolidated net loss from continuing operations, net of tax	$(1,815)	$(3,861)	$2,046	(53.0)%

Basic and diluted loss per share:
Net loss per share	$(0.15)	$(0.37)

Weighted average outstanding shares used in computing net loss per common share:
Basic and diluted	11,959,877	10,453,764

	Three Months Ended
	September 30,		Change	Change
	2024	2023	(Dollars)	(Percent)
	(in thousands)
Revenues:
Membership fees and related services	$101	$135	$(34)	(25.2)%
Recruitment services	1,191	1,243	(52)	(4.2)%
Contracted software development	390	605	(215)	(35.5)%
Consumer advertising and marketing solutions	12	25	(13)	(52.0)%
Total revenues	$1,694	$2,008	$(314)	(15.6)%

Cost and expenses:
Cost of revenues	$697	$923	$(226)	(24.5)%
Sales and marketing	634	912	(278)	(30.5)%
General and administrative	731	1,353	(622)	(46.0)%
Depreciation and amortization	56	149	(93)	(62.4)%
Total pre-tax cost and expenses:	$2,118	$3,337	$(1,219)	(36.5)%

Consolidated net loss from continuing operations, net of tax	$(422)	$(1,320)	$898	(68.0)%

Basic and diluted loss per share:
Net loss per share	$(0.03)	$(0.12)

Weighted average outstanding shares used in computing net loss per common share:
Basic and diluted	12,754,442	11,115,612

Summary of Cash Flows from Continuing Operations

	Nine Months Ended September 30,
Cash (used in) provided by continuing operations	2024	2023
	(in thousands)
Operating activities	$(1,324)	$(2,415)
Investing activities	(202)	(879)
Financing activities	1,032	2,700
Cash provided by (used in) discontinued operations	-	(28)
Net increase in cash and cash equivalents from continuing operations	$(494)	$(622)

Professional Diversity Network, Inc. and Subsidiaries

Non-GAAP (Adjusted) Financial Measures

We believe Adjusted EBITDA provides a meaningful representation of our operating performance that provides useful information to investors regarding our financial condition and results of operations. Adjusted EBITDA is commonly used by financial analysts and others to measure operating performance. Furthermore, management believes that this non-GAAP financial measure may provide investors with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. However, while we consider Adjusted EBITDA to be an important measure of operating performance, Adjusted EBITDA and other non-GAAP financial measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Further, Adjusted EBITDA, as we define it, may not be comparable to EBITDA, or similarly titled measures, as defined by other companies.

The following non-GAAP financial information in the tables that follow are reconciled to comparable information presented using GAAP, derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data.

The adjustments for the three and nine months ended September 30, 2024 relate to stock-based compensation, loss attributable to noncontrolling interest, depreciation and amortization, interest and other income and income tax expense (benefit).

The adjustments for the three and nine months ended September 30, 2023 relate to stock-based compensation, loss attributable to noncontrolling interest, depreciation and amortization, interest and other income and income tax expense (benefit).

	Three Months Ended September 30,
	2024	2023
	(in thousands)
Loss from Continuing Operations, net of tax	$(422)	$(1,320)
Stock-based compensation	28	199
Loss attributable to noncontrolling interest	17	14
Depreciation and amortization	56	149
Other (expense) income, net	(2)	(2)
Income tax expense (benefit)	-	(7)
Adjusted EBITDA	$(323)	$(967)

	Nine Months Ended September 30,
	2024	2023
	(in thousands)
Loss from Continuing Operations	$(1,815)	$(3,861)
Stock-based compensation	138	262
Loss attributable to noncontrolling interest	65	92
Depreciation and amortization	163	429
Other (expense) income, net	-	(9)
Income tax expense (benefit)	6	(17)
Adjusted EBITDA	$(1,443)	$(3,104)

About Professional Diversity Network

Professional Diversity Network, Inc. (NASDAQ: IPDN) is a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse professionals. We operate subsidiaries in the United States including National Association of Professional Women (NAPW) and its brand, International Association of Women (IAW), which is one of the largest, most recognized networking organizations of professional women in the country, spanning more than 200 industries and professions. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program. Our mission is to utilize the collective strength of our affiliate companies, members, partners and unique proprietary platform to be the standard in business diversity recruiting, networking and professional development for women, minorities, veterans, LGBTQ+ and disabled persons globally.

Forward-Looking Statements

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our most recently filed Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” and “would” or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. Our most recently filed Annual Report on Form 10-K, together with this press release and the financial information contained herein, are available on our website, www.ipdn.com. Please click on “Investor Relations.”

Investor Inquiries:

investors@ipdnusa.com

+1 (312) 614-0950

Source: Professional Diversity Network, Inc.

Released November 14, 2024